PRESS RELEASE

Clorox Reports Sixth Consecutive Quarter of Sales Growth; Confirms Outlook for Fiscal 2013

OAKLAND, Calif., Aug. 2, 2012 – The Clorox Company (NYSE: CLX) today announced results for its fourth quarter and fiscal year 2012, which ended June 30. Clorox reported solid fourth-quarter results with 4 percent sales growth and 2 percent volume growth. Sales results include a modest benefit from new businesses acquired earlier in the fiscal year. For fiscal year 2012, the company reported 5 percent sales growth and 2 percent volume growth. Also for the full fiscal year, Clorox reported $4.10 diluted earnings per share (EPS).

“I’m very pleased with our strong finish to fiscal year 2012,” said Chairman and Chief Executive Officer Don Knauss. “Despite the continuing challenges of a tough global economy, we delivered strong fourth-quarter results, growing sales for the sixth consecutive quarter. We continued to see our categories recover, and our U.S. all-outlet market share reached a record-high.”

Commenting on the company’s fiscal year 2012 results, Knauss said, “Clorox people around the world delivered admirable results in fiscal year 2012. We drove sales growth behind excellent execution of our demand-building programs, as well as record levels of product innovation, which contributed over 3 percentage points of incremental growth. And, over the last four years, we gained all-outlet market share in our categories, significantly outpacing our private label and branded competitors. As we enter our Centennial year, we are highly focused on delivering profitable growth by rebuilding our margins, continuing to accelerate our innovation efforts and investing in the long-term health of our brands.”

All results in this press release are on a continuing operations basis unless otherwise indicated, and some results are reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key fourth-quarter results.

Fiscal Fourth-Quarter Results
Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2011.

*	$1.32 diluted EPS (5% growth)
*	2% volume growth
*	4% sales growth

Clorox reported fourth-quarter earnings of $174 million, or $1.32 diluted EPS. This compares with $169 million, or $1.26 diluted EPS in the year-ago quarter, an increase of 5 percent diluted EPS. Current quarter results reflected the benefit of price increases, strong cost savings, higher volume, and lower advertising spending, as well as a lower tax rate versus the prior year. These factors were partially offset by higher employee incentive compensation, the impact of inflationary pressure in manufacturing and logistics, as well as higher commodity costs.

Volume for the fourth quarter of fiscal year 2012 increased 2 percent, with gains in three of the company’s four reporting segments. Sales grew 4 percent, on top of 4 percent sales growth in the year-ago quarter, reflecting gains in all four reporting segments. Sales growth was driven primarily by higher volume, including over 1.5 percentage points of growth from the Aplicare, Inc. and HealthLink acquisitions, and about 5 percentage points of pricing benefit. This helped overcome nearly 1 percentage point of negative foreign currency exchange rate impact, as well as higher trade-promotion spending and a modest negative product mix impact.

Clorox’s total company shares continued to grow, with U.S. all-outlet market share reaching a record high of 28.1 percent, and solid growth in International.

Gross margin decreased 80 basis points to 42.7 percent, compared to 43.5 percent in the year-ago quarter. As anticipated, the decrease in the current quarter gross margin was driven primarily by costs related to inflationary pressure in manufacturing and logistics, as well as higher costs for commodities and employee incentive compensation. These factors were partially offset by the benefit of price increases and strong cost savings.

Unfavorable product mix impacted the company by less than a point of margin, a lower level than in previous quarters.

Advertising spending for the quarter was about 8 percent of sales, below the company’s targeted range of 9-10 percent. Trade-promotion spending was up about a percentage point, resulting in absolute brand-building spending that was about equal to the year-ago quarter. About half the reduction in advertising spending was due to lower spending in its International business, given challenging economic conditions and the uncertainly around the impact of government price controls in Venezuela and Argentina. The rate of advertising spending for Clorox’s U.S. business was above 9 percent for the full year, consistent with historical spending levels.

Key Segment Results
Following is a summary of key fourth-quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal year 2011. Beginning this quarter, Natural Personal Care results outside the U.S. are being reported in the International segment rather than in the Lifestyle segment. This is reflected in both the quarter and full-year segment results in the Reportable Segment Information table. Three fiscal years of data has been recast and is available in the Investors section of The Clorox Company website at Investors.TheCloroxCompany.com.

Cleaning
(Laundry, Home Care, Professional Products)

*	5% volume growth
*	7% sales growth
*	15% pretax earnings growth

Volume growth in the segment was driven by gains in the Professional Products and Home Care business units. Professional Products grew volume by strong double digits, driven by the recent acquisitions, all-time record shipments of health care products and strong growth from new products. Home Care volume increased due to all-time record shipments of Clorox® branded cleaners, partially offset by declines in Pine-Sol® cleaners due to a price increase. Laundry volume declined primarily due to the impact of price increases earlier in the year on Clorox 2® stain fighter & color booster and lower merchandising for Clorox® bleach. Segment sales outpaced volume growth due to the benefit of price increases, partially offset by unfavorable product mix. Pretax earnings for the segment reflected higher sales and strong cost savings, partially offset by unfavorable product mix and higher commodity costs.

Household
(Bags and Wraps, Charcoal, Cat Litter)

*	2% volume decrease
*	3% sales growth
*	14% pretax earnings growth

Volume declines for the segment were driven by lower shipments in two of the three business units. The Bags and Wraps business declined due to lower shipments of Glad® food storage products following price increases. Cat Litter volume declined as a result of price increases and lower merchandising. Segment sales grew despite volume declines primarily due to the benefit of price increases. Pretax earnings reflected higher sales and cost savings. These factors were partially offset by higher commodity costs and higher manufacturing and logistics costs due to inflationary pressures.

Lifestyle
(Dressings and Sauces, Water Filtration, U.S. Natural Personal Care)

*	2% volume growth
*	3% sales growth
*	3% pretax earnings growth

The segment’s volume and sales growth was driven by double-digit shipment increases in the U.S. Natural Personal Care business and high single-digit shipment increases in the Water Filtration business. Burt’s Bees® grew behind category growth and innovation, including the launch of the gud™ natural personal care line. Brita® grew volume and sales behind the continued success of the Brita Bottle®, which allows consumers to drink filtered water on-the-go. Segment sales growth outpaced volume growth due to the benefit of price increases earlier in the fiscal year, partially offset by higher trade-promotion spending. Pretax earnings reflected higher sales and cost savings, partially offset by higher commodity costs.

International
(All countries outside of the U.S., including results from international Natural Personal Care)

*	3% volume growth
*	3% sales growth
*	14% pretax earnings decrease

The International business grew volume and sales, despite reduced shipments in the nonstrategic export business and a double-digit volume decrease in Venezuela following the government’s new price control law. The company’s largest international region, Latin America, grew volume and sales behind solid performance across most countries in the region. Burt’s Bees® also saw very strong double-digit volume and sales growth in its International markets. Segment sales grew behind higher volume and price increases, more than offsetting negative foreign currencies. Pretax earnings reflected investments in Information Technology (IT) systems, the impact of inflationary pressure on manufacturing and logistics costs and higher commodity costs.

Fiscal Year 2012 Results
Following is a summary of key fiscal year 2012 results. All comparisons are with fiscal year 2011, and exclude the fiscal year 2011 noncash goodwill impairment charge of $258 million on the Burt’s Bees® business.

*	$4.10 diluted EPS (4% growth)
*	2% volume growth
*	5% sales growth

For fiscal year 2012 Clorox reported earnings of $543 million, or $4.10 diluted EPS, versus $545 million, or $3.93 diluted EPS, in fiscal year 2011, an increase of 4 percent diluted EPS. The increase in diluted EPS was driven by lower weighted average shares outstanding, price increases implemented across the portfolio, higher volume, strong cost savings and a lower effective tax rate. These factors were partially offset by higher commodity costs, inflationary pressures impacting manufacturing and logistics costs, as well as investments in the company’s IT systems and research and development (R&D) facilities.

The 2 percent volume growth for fiscal year 2012 reflects gains in all four reportable segments. The 5 percent sales growth reflected gains in all four reportable segments and was driven by the benefit of price increases and strong volume growth.

Gross margin decreased 140 basis points to 42.1 percent from 43.5 percent in fiscal year 2011. The year-over-year decrease was primarily driven by higher costs for commodities and manufacturing and logistics. These results were partially offset by the benefit of price increases and cost savings.

Year-to-date net cash provided by continuing operations was $620 million, down from $690 million in the year-ago period. The change was primarily due to lower tax payments in the year-ago period, resulting from favorable tax depreciation rules and the timing of tax payments in the current year.

Clorox continues to use its strong cash flow to invest in the business, maintain debt leverage within its target range and return cash to shareholders through dividends and share repurchases. During the fourth quarter, Clorox repurchased nearly 1 million shares of its common stock at a cost of approximately $68 million. For the full fiscal year, the company repurchased 3.4 million shares at a cost of approximately $225 million.

In addition to repurchasing company stock, Clorox reduced its debt to EBITDA ratio to 2.5 to 1, at the end of fiscal year 2012, within its target range of 2.0 to 2.5.

Clorox Confirms Fiscal Year 2013 Financial Outlook
*	2-4 percent sales growth
*	EBIT margin (up 25-50 basis points, versus about flat previously)
*	Diluted EPS in the range of $4.20-$4.35

Clorox continues to anticipate sales growth for fiscal year 2013 in the range of 2 percent to 4 percent. This reflects slightly improving categories and continued market share momentum supported by further product innovation across the company’s brands. Moderating factors include uncertainty in some international markets, the negative impact of declining foreign currencies and a more challenging comparison to strong fiscal year 2012 sales growth.

The company now anticipates earnings before interest and taxes (EBIT) margin (EBIT as a percentage of net sales) to increase by 25-50 basis points for the fiscal year, reflecting slightly improved expectations for commodity costs.

Clorox continues to expect spending against its systems and facilities investments, as well as other infrastructure-related investments, to be about equal to fiscal year 2012, or in the range of $50 million to $55 million.

The company is continuing with plans to optimize its real estate portfolio, including selling its former R&D facility in Pleasanton, Calif. Although a net gain is still anticipated on real estate transactions, timing and other assumptions are still being refined. For this reason, the company’s updated outlook no longer includes a one-time gain of 5 cents to 7 cents diluted EPS in its fiscal year 2013.

Net of all these factors, Clorox continues to anticipate fiscal year 2013 diluted EPS from continuing operations in the range of $4.20 to $4.35.

For More Detailed Financial Information (Web attachments)
Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information
*	Supplemental gross margin driver information
*	Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
*	Reconciliation of economic profit
*	Supplemental balance sheet and cash flow information
*	Supplemental price-change information
*	Calculation of return on invested capital (ROIC)
*	Supplemental schedule of recast segment net sales and earnings (losses) from continuing operations before income taxes for fiscal years 2012, 2011 and 2010

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Results section of the company’s website at TheCloroxCompany.com.

Today’s Webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s fourth-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com/events.cfm. Following a live discussion, a replay of the webcast will be archived for one week on the company’s website.

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with 8,400 employees and fiscal year 2012 revenues of $5.5 billion. Clorox markets some of most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Commercial Solutions®, Clorox Healthcare™ and Dispatch® products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags, wraps and containers, and Burt’s Bees® and gud™ natural personal care products. Nearly 90 percent of the company’s brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and marketed in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $87 million to nonprofit organizations, schools and colleges. In fiscal year 2012 alone, the foundation awarded more than $3 million in cash grants, and Clorox made product donations valued at $15 million. For more information about Clorox, visit TheCloroxCompany.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, high-strength bleach, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation and International litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the ability of the company to develop commercially successful products that delight the consumer; consumer and customer reaction to price changes; actions by competitors; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s, suppliers’ or customers’ operations; changes in the company’s tax rate; unfavorable worldwide, regional or local general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate fluctuations and other risks of international operations, including government-imposed price controls; unfavorable political conditions in the countries where the company does business and other operational risks in such countries; the impact of the volatility of the debt and equity markets on the company’s cost of borrowing, cost of capital and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to implement share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the impact of any unanticipated restructuring or asset-impairment charges and the ability of the company to successfully implement restructuring plans; risks arising from declines in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, higher capital spending, interest cost increases greater than management’s expectations, interest rate fluctuations, increases in debt or changes in credit ratings, or otherwise; the costs and availability of shipping and transport services; potential costs in the event of stockholder activism; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to earnings from continuing operations, sales growth, gross margin and diluted EPS. The company has included reconciliations of this information to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). See below for the reconciliation of earnings from continuing operations and the end of this press release for the reconciliations of sales growth, gross margin and diluted EPS.

The company has disclosed information related to earnings from continuing operations, sales growth, gross margin and diluted EPS on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including charges associated with simplification of the company’s supply chain and other restructuring-related charges, the impact of foreign exchange and foreign currency exchange transactions, the sale of the Auto Businesses and the impact of the non-cash goodwill impairment charge.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

The following is a reconciliation of earnings from continuing operations:

	Fiscal Year 2011
	Net Earnings	Diluted
	($ millions)	EPS
Earnings from continuing
operations (excl. impairment) –
non-GAAP	$545	$3.93
Impact of non-cash goodwill
impairment	(258)	(1.86)
Earnings from continuing
operations - GAAP	$287	$2.07

See Below for These Unaudited Fourth-Quarter and Fiscal 2012 Results:
*	Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets
*	Reconciliations of Fourth-Quarter and Fiscal Year 2012 Sales Growth, Gross Margin and Diluted EPS

Media Relations
Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield 510-271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Burhan (510) 271-3269, lisah.burhan@clorox.com

Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

The Clorox Company

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,541	$1,482	$5,468	$5,231
Cost of products sold	883	837	3,164	2,958
Gross profit	658	645	2,304	2,273

Selling and administrative expenses	213	192	798	735
Advertising costs	123	142	482	502
Research and development costs	34	29	121	115
Goodwill impairment	-	-	-	258
Interest expense	33	29	125	123
Other expense (income), net	4	(1)	(13)	(23)
Earnings from continuing operations before income taxes	251	254	791	563
Income taxes on continuing operations	77	85	248	276
Earnings from continuing operations	174	169	543	287
(Losses) earnings from discontinued operations, net of tax	-	-	(2)	270
Net earnings	$174	$169	$541	$557

Earnings (losses) per share
Basic
Continuing operations	$1.34	$1.27	$4.15	$2.09
Discontinued operations	-	-	(0.01)	1.97
Basic net earnings per share	$1.34	$1.27	$4.14	$4.06

Diluted
Continuing operations	$1.32	$1.26	$4.10	$2.07
Discontinued operations	-	-	(0.01)	1.95
Diluted net earnings per share	$1.32	$1.26	$4.09	$4.02

Weighted average shares outstanding (in thousands)
Basic	130,061	132,279	132,569	136,699
Diluted	131,395	133,667	132,310	138,101

The Clorox Company

Reportable Segment Information
(Unaudited)
Dollars in millions

Fourth Quarter	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	6/30/2012	6/30/2011	% Change (1)	6/30/2012	6/30/2011	% Change (1)
Cleaning Segment	$436	$409	7%	$94	$82	15%
Household Segment	559	543	3%	145	127	14%
Lifestyle Segment(2)	235	228	3%	65	63	3%
International Segment(2)	311	302	3%	25	29	-14%
Corporate (3)	-	-	0%	(78)	(47)	66%
Total Company	$1,541	$1,482	4%	$251	$254	-1%

Full Year	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/2012	6/30/2011	% Change (1)	6/30/2012	6/30/2011	% Change (1)
Cleaning Segment	$1,692	$1,619	5%	$381	$356	7%
Household Segment	1,676	1,611	4%	298	278	7%
Lifestyle Segment(2)	901	849	6%	265	91	191%
International Segment(2)	1,199	1,152	4%	119	55	116%
Corporate(3)	-	-	0%	(272)	(217)	25%
Total Company	$5,468	$5,231	5%	$791	$563	40%

(1) Percentages based on rounded numbers.
(2) Beginning in the fourth quarter of fiscal year 2012, Natural Personal Care financial results outside the U.S. are being reported in the International segment rather than in the Lifestyle segment for all periods presented. Accordingly, the fiscal year 2011 fourth quarter and full year net sales results for the International segment have been recast to include $9 and $34, respectively, that had previously been reported in the Lifestyle segment. Fiscal year 2011 fourth quarter earnings from continuing operations before income taxes for the International segment have also been recast to include $2 of results that had previously been reported in the Lifestyle segment. Lastly, fiscal year 2011 full year earnings from continuing operations before income taxes for the International segment have been recast to include $92 of losses that had previously been reported in the Lifestyle segment, including $94 of the $258 non-cash goodwill impairment charge recorded for the Burt’s Bees business.
(3) The increase in Corporate losses for the three months ended June 30, 2012, as compared to the three months ended June 30, 2011, is primarily due to higher incentive compensation and employee benefit costs. The increase in Corporate losses for the fiscal year ended June 30, 2012, as compared to the fiscal year ended June 30, 2011, is primarily due to higher incentive compensation costs, gains on asset sales in the prior fiscal year, fees related to a withdrawn proxy contest in the current fiscal year and higher employee benefit costs.

The Clorox Company

Condensed Consolidated Balance Sheets
Dollars in millions

	6/30/2012	6/30/2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$267	$259
Receivables, net	576	525
Inventories, net	384	382
Other current assets	149	113

Total current assets	1,376	1,279

Property, plant and equipment, net	1,081	1,039
Goodwill	1,112	1,070
Trademarks, net	556	550
Other intangible assets, net	86	83
Other assets	144	142

Total assets	$4,355	$4,163

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Notes and loans payable	$300	$459
Current maturities of long-term debt	850	-
Accounts payable	412	423
Accrued liabilities	494	442
Income taxes payable	5	41

Total current liabilities	2,061	1,365
Long-term debt	1,571	2,125
Other liabilities	739	619
Deferred income taxes	119	140

Total liabilities	4,490	4,249

Commitments and contingencies

Stockholders’ deficit
Preferred Stock	-	-
Common stock	159	159
Additional paid-in capital	633	632
Retained earnings	1,350	1,143
Treasury shares	(1,881)	(1,770)
Accumulated other comprehensive net losses	(396)	(250)

Stockholders’ deficit	(135)	(86)

Total liabilities and stockholders’ deficit	$4,355	$4,163

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Fourth-Quarter Sales Growth Reconciliation
	Fiscal 2012	Fiscal 2011
Base sales growth – non-GAAP	3.2%	2.4%

Foreign exchange	-0.8	1.3
Acquisitions	1.6	--

Total sales growth – GAAP	4.0%	3.7%

Fourth-Quarter Gross Margin Reconciliation

Q4 fiscal year 2011 gross margin		Q4 fiscal 2010 year gross margin
–GAAP	43.5%	–GAAP	44.3%

Commodities	-1.1	Commodities	-1.7
Cost savings	1.5	Cost savings	1.1
Pricing	2.3	Pricing	0.7
Logistics and manufacturing	-1.4	Logistics and manufacturing	-0.8
Other *	-2.1	Other *	-0.0

Q4 fiscal year 2012 gross margin		Q4 fiscal year 2011 gross margin
before impact of charges – non-		before impact of charges – non-
GAAP	42.7	GAAP	43.6

Restructuring-related charges	-0.0	Restructuring-related charges	-0.1

Q4 fiscal year 2012 gross margin		Q4 fiscal year 2011 gross margin
– GAAP	42.7%	– GAAP	43.5%

“All other” in Q4 FY12 includes other supply chain (primarily due to higher employee incentive compensation costs in fiscal year 2012) (-100 bps), product mix (-80 bps) and higher trade-promotion spending (-50 bps).

Fourth-Quarter Diluted EPS Reconciliation
	Q4 Fiscal 2012	Q4 Fiscal 2011
Diluted EPS – non-GAAP	$1.36	$1.29

Foreign exchange impact	--	0.01
Restructuring and restructuring-related charges	-0.04	-0.04

Diluted EPS – GAAP	$1.32	$1.26

The Clorox Company

Fiscal Year Sales Growth Reconciliation
	Fiscal 2012	Fiscal 2011
Base sales growth – non-GAAP	3.8%	0.2%

Foreign exchange	-0.2	-0.3
Acquisition	0.9	--

Total sales growth – GAAP	4.5%	-0.1%

Fiscal Year Gross Margin Reconciliation

Fiscal year 2011 gross margin –		Fiscal year 2010 gross margin –
GAAP	43.5%	GAAP	44.3%

Commodities	-2.2	Commodities	-1.6
Cost savings	1.6	Cost savings	1.7
Pricing	2.2	Pricing	0.8
Logistics and manufacturing	-1.8	Logistics and manufacturing	-0.6
Other *	-1.2	Other *	-1.1

Fiscal year 2012		Fiscal year 2011
gross margin – non-GAAP	42.1%	gross margin – non-GAAP	43.5%

* “Other” includes all other drivers of gross margin change, such as trade-promotion spending, product mix, and foreign currency translation and transaction impacts.

Fiscal Year Diluted EPS Reconciliation
	Fiscal 2012	Fiscal 2011
Diluted EPS – non-GAAP	$4.24	$4.16

Foreign exchange impact	0.0	-0.11
Restructuring and restructuring-related charges	-0.14	-0.12

Diluted EPS – continuing operations (excl.
impairment)
non-GAAP	4.10	3.93

Impact of non-cash goodwill impairment charge	--	-1.86

Diluted EPS – continuing operations – GAAP	$4.10	2.07

Earnings from Auto Businesses, net of tax	-0.01	0.16
Gain on sale of Auto Businesses, net of tax	--	1.79

Diluted EPS – GAAP	$4.09	$4.02